Exhibit 99.2

Devcon International Corp.

Unaudited Pro Forma Condensed Consolidated Financial Statements

Basis of Presentation

The following unaudited pro forma financial statements give effect to the sale (the “Transaction”) of certain assets of Devcon International Corp., a Florida corporation (the “Company”), and certain subsidiaries thereof, which assets constituted a majority of the Company’s business of performing earthmoving, excavating, and filling operations, building golf courses, roads, and utility infrastructures, dredging waterways and constructing deep-water piers and marinas in the Caribbean.

The following presents the Company’s unaudited pro forma financial information for the nine months ended September 30, 2006 and for the fiscal year ended December 31, 2005. The unaudited pro forma balance sheet as of September 30, 2006 gives effect to the Transaction as if it had occurred on September 30, 2006. The unaudited pro forma statements of operations for the nine months ended September 30, 2006 and for the year ended December 31, 2005 give effect to the Transaction as if it had occurred as of the beginning of each respective period.

The unaudited pro forma consolidated financial statements should be read together with the Company’s consolidated financial statements as of December 31, 2005, including the notes thereto, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as well as the unaudited consolidated financial statements as of September 30, 2006, including the notes thereto, included in the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2006.

The pro forma financial information is for informational purposes only and does not purport to present what the Company’s results would actually have been had these transactions actually occurred on the dates presented or to project the Company’s results of operations or financial position for any future period.

Devcon International Corp.

Pro Forma Consolidated Balance Sheet

As of September 30, 2006

(Amounts shown in thousands except share and per share data)

(unaudited)

	Historical	Disposition	Notes	Pro-forma
Assets
Cash and cash equivalents	$4,708	$4,763	(20)	$9,471
Accounts Receivable-Trade, Net	19,329	(2,121)	(21)	17,208
Accounts Receivable, related party, net	516	(516)	(21)	—
Notes receivable	2,570	525	(20)	3,095
Notes receivable, related party	—			—
Costs and estimated earning in excess of billings	944	(944)	(21)	—
Costs and estimated earning in excess of billings, related party	—	—		—
Inventories	4,231	(110)	(21)	4,121
Prepaid Expenses	2,178	(286)	(21)	1,892
Prepaid taxes	—			—
Assets held for sale	1,188	(448)	(22)	740
Other Current Assets	5,809			5,809

Total Current Assets	$41,473	$863		$42,336

Property, plant and equipment, net
Land	$1,318			$1,318
Buildings	279	(69)	(22)	210
Leasehold improvements	1,560	(84)	(22)	1,476
Equipment	14,259	(9,631)	(22)	4,628
Furniture and fixtures	1,437	(372)	(22)	1,065
Construction in process	1,017	(187)	(22)	830

Total Property Plant and equipment	$19,870	$(10,343)		$9,527
Less accumulated depreciation	(3,123)	1,382	(22)	(1,741)

Total property , plant and equipment, net	$16,747	$(8,961)		$7,786

Investments in unconsolidated joint ventures and affiliates, net	$339			$339
Notes receivable	2,492			$2,492
Notes receivable, related party	—			$0
Intangible assets, net of amortization	75,381			$75,381
Goodwill	77,450			$77,450
Other intangible assets, net of amortization	2,873			$2,873
Other long term assets	10,043			$10,043

Total Assets	$226,798	$(8,098)		$218,700

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable, trade and other	$5,446			$5,446
Accrued operational fees and taxes	2,797			2,797
Accrued Expenses and other liabilities	8,195			8,195
Accrued loss - related party construction contract	342	(342)	(21)	—
Deferred revenue	9,979			9,979
Accrued expense, retirement and severance	698			698
Current installments of long term debt	200			200
Current installments of long tern debt, related party	—			—
Billings in excess of costs and estimated earnings	2,628	(2,628)	(21)	—
Billing in excess of costs and estimated earnings, related party	437	(437)	(21)	—
Derivative instruments	1,256			1,256
Notes payable	44,135			44,135
Income tax payable	383			383

Total Current Liabilities	$76,496	$(3,407)		$73,089

Long tern debt, excluding current installments	$86,774			$86,774
Retirement and severance, excluding current portion	2,956			2,956
Other long term liabilities, excluding current portion	16,495			16,495

Total Liabilities	$182,721	$(3,407)		$179,314

Commitments and contingencies	—	—		—

Shareholders’ Equity
Common Stock	$603			$603
Additional Paid-in Capital	31,636			31,636
Retained Earnings	13,193	(4,691)	(23)	8,502
Accumulated other comprehensive loss	(1,355)			(1,355)
Treasury stock, at cost	—			—

Total Shareholders’ Equity	$44,077	$(4,691)		$39,386

Total Liabilities and Shareholders’ Equity	$226,798	$(8,098)		$218,700

Devcon International Corp.

Pro Forma Consolidated Statement of Operations

(Amounts shown in thousands except share and per share data)

(unaudited)

	For the Nine Months Ended September 30, 2006
	Historical	Disposition	Notes	Pro-forma
Revenue
Materials Revenue	12,386			12,386
Materials revenue, related party	—			—
Construction revenue	25,263	(25,263)	(19)	—
Construction revenue, related party	955	(955)	(19)	—
Security revenue	39,451			39,451
Other revenue	486			486

Total revenue	78,541	(26,218)		52,323

Cost of Sales
Cost of Materials	(10,989)			(10,989)
Cost of Construction	(28,214)	28,214	(19)	—
Cost of Security	(18,204)			(18,204)
Cost of other	(110)			(110)

Gross profit	21,024	1,996		23,020

Operating Expenses:
Selling, general and administrative	(36,632)	3,454	(19)	(33,178)
Severance and retirement	(620)			(620)

Operating (loss), as revised	(16,228)	5,450		(10,778)

Other income (expense)
Joint venture equity earnings	(35)			(35)
Interest expense	(17,512)			(17,512)
Interest income	467	(269)	(19)	198
Gain on Antigua Note	1,230			1,230
Derivative financial instrument benefit	7,305			7,305
Other Income (expense)	1,157	(56)	(19)	1,101

Income (Loss) Before Income Taxes	(23,616)	5,125		(18,491)

Income tax benefit (expense)	2,833			2,833

Net income (loss) from continuing operations	$(20,783)	$5,125		$(15,658)

Income (Loss) Per Common Share—Basic	$(3.45)			$(2.60)
Income (Loss) Per Common Share—Diluted	$(3.45)			$(2.60)

Weighted Average Number of Shares Outstanding:
Basic	6,023,075			6,023,075
Diluted	6,023,075			6,023,075

Proforma Financial Statements—Statement of Operations—Unaudited

For the Twelve Months Ended December 31, 2005

	Amounts in thousands except share and per share data
	Devcon International Corp	Starpoint Historical Unaudited	Pro Forma Adjustments For Starpoint Acquisition	Notes	Coastal Historical Unaudited	Pro Forma Adjustments For Coastal Acquisition	Notes	Guardian Historical	Pro Forma Adjustments For Guardian Acquisition	Notes		Pro Forma Adjustments For Preferred Stock, Warrant Issuance and Credit Facility	Notes		Pro Forma Adjustments For Sale of Construction Assets	Notes	Pro Forma Information
Materials revenue	$26,318	$—	$—		$—	$—		$—	$—			$—			$—		$26,318
Construction revenue	32,669	—	—		—	—		—	—			—			(32,669)	(18)	0
Construction revenue, related party	6,665	—	—		—	—		—	—			—			(6,665)	(18)	0
Security revenue	18,515	3,046	—	(1)	15,545	—	(6)	27,401	(3,303)	(10)		—			—		61,204
Other revenue	701	—	—		—	—		262	—			—			—		963

Total revenue	84,868	3,046	—		15,545	—		27,663	(3,303)			—			(39,334)		88,485

Cost of materials	(24,492)	—	—		—	—		—	—			—			—		(24,492)
Cost of construction	(36,909)	—	—		—	—		—	—			—			36,909	(18)	0
Cost of security	(8,044)	(1,992)	38	(2)	(7,381)	—		(9,421)	(414)	(10)		—			—		(27,214)
Cost of other	(407)	—	—		—	—		—	—			—			—		(407)

Total cost of sale	(69,852)	(1,992)	38		(7,381)	—		(9,421)	(414)			—			36,909		(52,113)

Gross profit	15,016	1,054	38		8,164	—		18,242	(3,717)			—			(2,425)		36,372

Selling, general and administrative	(26,085)	(1,243)	171	(3)	(7,764)	(206)	(7)	(15,807)	165	(11	)(12)	—			5,340	(18)	(45,429)
Severance and retirement	(1,155)	—	—		—	—		—	—			—			—		(1,155)
Impairment of Assets	(4,066)	—	—		—	—		—	—			—			—		(4,066)

Operating income (loss)	(16,290)	(189)	209		400	(206)		2,435	(3,552)			—			2,915		(14,278)

Interest (expense) income net	(1,834)	(4)	(342)	(4)	(947)	(1,828)	(8)	(1,145)	1,145	(13)		(13,908)	(15	)(16)	(390)	(18)	(19,253)
(Loss) on early extinguishment of debt	(1,008)	—	—		—	—		—	—			—			—		(1,008)
Joint venture equity earnings	340	—	—		—	—		—	—			—			—		340
Gain on Antigua note	804	—	—		—	—		—	—			—			—		804
Other (expense) income	861	(246)	—		(61)	—		2	—			—			(354)	(18)	202

Income (loss) from continuing operations before income taxes	(17,127)	(439)	(133)		(608)	(2,034)		1,292	(2,407)			(13,908)			2,171		(33,193)

Income tax (expense) benefit	220	—	194	(5)	51	950	(9)	(478)	873	(14)		1,720	(17)		—		3,530

Net (loss) income from continuing operations	(16,907)	(439)	61		(557)	(1,084)		814	(1,534)			(12,188)			2,171		(29,663)
																	0

Dividends and accretion on series A preferred stock	—	—	—		—	—		—	—			(6,078)	(15	)(16)	—		(6,078)
Preferred dividends	—	—	—		—	—		(1,421)	1,421	(16)		—			—		0

Net (loss) income applicable to common stock	$(16,907)	$(439)	$61		$(557)	$(1,084)		$(607)	$(113)			$(18,266)			$2,171		$(35,741)

Per share data:
Net loss from continuting operations per common share—basic	$(2.86)																$(6.05)
Net loss from continuing operations per common share—diluted	$(2.86)																$(6.05)

Weighted average number of shares outstanding:
Basic	5,904,043																5,904,043
Diluted	5,904,043																5,904,043

Devcon International Corp.

Notes to Pro Forma Condensed Consolidated Financial Statements

Pro Forma Statement of Operations for the Year Ended December 31, 2005,

Pro Forma Statement of Operations for the Year Ended September 30, 2006, and

Pro Forma Balance Sheet at September 30, 2006

(Unaudited)

Pro Forma Statement of Operations for the Year Ended December 31, 2005

Star Point Limited Acquisition

(1)	The Company’s historical results of operations for the year ended December 31, 2005 include the period from the acquisition date to December 31, 2005. The operating results for the two month period ended February 28, 2005 are adjustments to our own historical financial statements and are presented as “Starpoint Historical Unaudited”.

(2)	Adjustments were made to asset balances in applying purchase accounting. The adjustment reflects (i) the decrease in depreciation and amortization expense to the amortization of identifiable intangibles using the straight-line method over a weighted-average life of 10 years and (ii) a decrease in depreciation resulting from a reduction in carrying value of property, plant and equipment, depreciated on a straight-line basis over an average remaining life of four years resulting from purchase accounting.

(3)	Starpoint Limited recorded a corporate allocation of $241,000 for the two month period ended February 28, 2005. Because the Starpoint Limited acquisition was an acquisition of assets the foregoing expense is not being assumed. However, the treatment of the foregoing expense is not included as a pro forma adjustment.

(4)	Includes interest expense associated with financing of the acquisition consisting of $24.6 million of long-term debt issued under the Credit Agreement at an assumed rate of 7.5%. The Credit Agreement contains provisions regarding unused commitment fees, which costs are included in the adjustment for interest expense on a pro forma basis along with the impact of amortization of loan origination costs over six years.

(5)	Starpoint Limited did not record federal and state income tax expense. The Company is currently in a federal taxable position and accordingly calculated a pro forma income tax expense based upon an estimated effective tax rate of 34%.

Coastal Acquisition

(6)	The acquisition of Coastal was completed on November 10, 2005. The Coastal historical results represent operating results for the ten months in 2005 prior to the Company’s acquisition.

(7)	As part of its purchase accounting for Coastal, the Company recorded certain definite lived assets at fair value. These assets included customer contracts and non-compete agreements. An adjustment was recorded to amortization expense for the ten months ended October 31, 2005, based on remaining useful lives of between 4 and 17 years for the customer contracts and 3 years for the non-compete agreements.

(8)	In order to finance its acquisition of Coastal, the Company used $31.4 million of its Revolving Credit Facility bearing interest at a rate of 10% per annum and subscribed to an $8.0 million Bridge Loan bearing interest at a rate of 7% per annum. Additionally, this Revolving Credit Facility and Bridge Loan allowed the early extinguishment of the Credit Agreement entered into to finance the Starpoint Limited acquisition.

(9)	Includes the income tax effects of the adjustments discussed in footnotes (7) and (8), based on a 34% tax rate.

Guardian Acquisition

(10)	In accordance with Staff Accounting Bulletin SAB 104, certain costs to sell and install customer contracts were capitalized on Guardian’s historical financial statements. As a result of the purchase accounting, these capitalized costs and the associated deferred revenue are adjusted to fair value in the allocation of the purchase price paid for Guardian to the intangible assets of customer accounts and goodwill.

(11)	As part of its purchase accounting, the Company recorded certain definite-lived intangible assets at fair value. These assets included customer contracts and the Mutual trade name used in the New York customer market. An adjustment was recorded to amortization expense to recognize the difference between the amortization expense for customer contracts acquired by Guardian prior to the Company’s acquisition of Guardian and amortization of customer contracts valued at fair value at the date of the Company’s acquisition. The amortization period for customer contracts acquired with Guardian is four (4) and ten (10) years.

(12)	As part of its purchase accounting, the Company made certain adjustments to the carrying value of the acquired fixed assets of Guardian. The acquired fixed assets at fair value are being depreciated over an average weighted useful life of five years.

(13)	Because the financing of the Guardian acquisition was used to repay the existing bank debt and preferred stock of Guardian, the interest expense recorded in the Guardian historical financial statements is replaced by the cost of the acquisition financing, as presented in the adjustments for the Promissory Notes and Preferred Stock issuance. See Notes (15), (16) and (17).

(14)	Includes the income tax effects of the adjustments discussed in footnotes (10), (11), (12) and (13), based on a 34% tax rate.

Promissory Notes, Warrants and Preferred Stock

(15)	For purposes of the pro forma financial statements, the proceeds from the issuance of the Promissory Notes and Revolving Credit Facility were reduced by transaction costs and interest expense on the financing for the year ended December 31, 2005. In connection with entering into the Notes, Warrants and Preferred Stock arrangements, we paid fees totaling $3.7 million. Of the total $3.7 million, $3.4 million relates to the Preferred Stock and $0.3 relates to the Notes and Warrants. We will record the amount associated with the Preferred Stock as a deferred offering cost until the issuance of the Preferred Stock. We will record the fee associated with the Notes and Warrants as additional interest expense using the effective interest rate method over the estimated life of the note which is five months. Accordingly for purposes of the pro forma financial statements, the $0.3 million of fees related to the Notes and Warrants has been fully expensed and the $3.4 million related to the Preferred Stock is recorded on the pro forma Balance Sheet as a reduction to the Preferred Stock and will be accreted over the life of the Preferred Stock as charges to dividend expense.

(16)	On February 10, 2006, we entered into a securities purchase agreement with certain accredited investors with respect to the private placement of an aggregate principal amount of $45,000,000 of notes (the “Notes”), along with warrants to acquire an aggregate of 1,650,956 shares of our common stock (the “Warrants”) subject to certain caps based upon the Nasdaq Marketplace Rules. The issuance of the Notes and the Warrants was completed as an initial step to the private placement of the Series A convertible preferred stock (the “Preferred Stock”), which we anticipate issuing to the same accredited investors in exchange for the Notes. The Notes and Warrants were issued to allow us to complete our acquisition of Guardian International, Inc. (“Guardian”) in a timely manner and to avoid certain payments which would have been due to Guardian as a result of our failure to do so, including forfeiture of a $3.0 million deposit. We anticipate that the private placement investors will subsequently receive an aggregate of 45,000 shares of our Preferred Stock in exchange for the Notes, which bear an aggregate principal amount equal to $45,000,000 and for no additional consideration. Each share of our Preferred Stock will have a liquidation preference equal to $1,000. The transaction is subject to customary closing conditions. The sale of the Notes and the Warrants and the closing of the Guardian acquisition occurred on March 6, 2006. The sale of the shares of our Preferred Stock is expected to take place on or before September 15, 2006 but not later than January 1, 2007.

On February 10, 2006, the holders of 3,082,640 shares of our issued and outstanding common stock, representing approximately 51.4% of the votes entitled to be cast at a meeting of our shareholders,

executed a written consent approving the amendment to our Articles of Incorporation and the private placement and the issuance of the Preferred Stock and the common stock Warrants. These shareholders have also entered into a voting agreement under the terms of which they have agreed to vote the shares they represent in favor of the same matters when these matters are submitted to a vote of our shareholders. The approval by the shareholders will not become effective until 20 days from the date this information statement is initially transmitted to our shareholders.

The Warrants and an embedded derivative, that being the right to purchase preferred stock in the future (the “Purchase Rights”), were issued in connection with the issuance of the Notes, are detachable, or need to be bifurcated, and will be accounted for as a derivative instrument liability. In accordance with Accounting Principle Board Opinion No. 14, the initial carrying value of the Notes is reduced at issuance by the $8.5 million total value associated with the Warrants and the Purchase Rights (the “Discount”). See below for further details. The resulting discount from the face amount of the Notes will be accreted over the period of expected maturity of the Notes. The accretion amount recorded in each period will be determined using the effective interest method.

Since our Preferred Stock when issued will be convertible at the option of the holder, and we have a call option within the agreement. This Preferred Stock will be classified as temporary equity when issued in accordance with ASR 268. Dividends paid or accrued on these shares will be deducted from net income in determining net income attributable to common shareholders.

We have reviewed the terms of the Preferred Stock to determine whether there are embedded derivative instruments that are required to be bifurcated and accounted for separately as derivative financial instruments. We have determined that the Preferred Stock contains more than one embedded derivative instrument, which includes the conversion feature; a dividend payment conversion feature; and a change in control redemption right, which are required to be bifurcated from the Preferred Stock host instrument. In accordance with Derivative Implementation Group Issue No. B15, the bifurcated derivative instruments embedded in the preferred stock will be accounted for as a single, compound derivative instrument and we have estimated the value to be approximately $19.8 million.

The Preferred Stock to be issued and the Warrants are subject to a registration rights agreement, which imposes significant penalties for failure to register the underlying common stock by a defined date as well as non -standard anti-dilution provisions. The conversion price the Warrants and the Preferred Stock may be adjusted in certain circumstances, such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution. Also, if we issue shares of common stock at a price below the fixed conversion price, the fixed conversion price of the convertible preferred stock will be reduced accordingly. In accordance with EITF-00-19, due to the existence of these conditions, the Preferred Stock are required to be accounted for as a derivative instrument liability.

The derivative financial instrument liability will initially be measured at fair value and will then be re-valued at each reporting date, with changes in the fair value reported as charges or credits to income. We will determine the fair value of these instruments using an appropriate option-pricing model. That model requires assumptions related to the remaining term of the instruments, risk-free rates of return, our current common stock price, expected dividend yield and the expected volatility of our common stock price over the life of the respective option. The assumptions used to value these instruments can significantly affect our financial statements. The initial value of the 1,650,943 Warrants issued to the purchasers of the Notes and the Purchase Rights were initially valued at $4.8 million and $3.7 million, respectively. In addition, the initial fair value of the compound derivative instrument of the Preferred Stock is initially estimated to be $19.8 million. Since the re-valuation of derivative financial instruments can only be determined based upon current market factors which change with the passage of time, the Pro Forma Statement of Operations does not reflect an adjustment with respect to re-valuation of these derivative instruments.

Since the Preferred Stock contains embedded derivative instruments that are to be bifurcated and accounted for as a derivative instrument liability, the total proceeds allocated to the convertible host instruments are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds are then allocated to the Preferred Stock host contract, resulting in the Preferred Stock being recorded at a discount from its face amount. This discount will be accreted using the effective interest method over the term of the preferred stock. Dividends payable on the Preferred Stock will be recognized as they accrue and, together with the periodic amortization of the discount, will be deducted from net income to determine net income attributable to common shareholders. Dividends and accretion of Series A Convertible Preferred Stocks set out in the Pro Forma Statement of Operations has been adjusted to reflect seven (7) months of preference dividends, associated accretion of debt discount (compound embedded derivatives) and associated accretion of deferred financing costs amounting to $2.4 million, $3.3 million and $0.4 million respectively.

The Registration Rights Agreement requires us to file registration statements with the Securities and Exchange Commission to register common shares that may be issued on exercise of the Warrants or of the conversion of the Preferred Stock, to permit re-sale of common shares previously sold under an exemption from registration or to register common shares that may be issued on exercise of outstanding options or warrants. These registration rights agreements require us to pay penalties for any time delay in filing the required registration statements, or in the registration statements becoming effective, beyond dates specified in the Agreement. These penalties are expressed as a fixed percentage, per month, of the original amount we received on issuance of the preferred stock or warrants. We will account for these penalties as a contingent liability and not as a derivative instrument. Accordingly, we will recognize the penalties, if any, when it becomes probable that they will be incurred. Any penalties will be expensed over the period to which they relate.

Interest expense set out in the proforma statement of operations, for pro forma adjustments for Promissory Notes, Credit Facility and Warrant issuance, has been adjusted to reflect the following:

Estimated annual incremental interest expense due to the increased borrowing from CapitalSource	$3,570
Estimated interest expense on the Notes	1,500
Accretion of Debt Discount over the life of the Notes	8,500
Amortization of transaction fees	338

Total	$13,908

(17)	A tax benefit of 34% of cash interest expense is included for the pro forma year ended December 31, 2005.

Sale of Construction Division Assets to Tiger Oil, Inc.

(18)	The pro forma statement of operations for the twelve months ended December 31, 2005, reflects the sale of the construction division assets as though the sale had occurred at the beginning of the period. Accordingly, the revenues and costs associated with those assets have been adjusted for the twelve month period.

Pro Forma Statement of Operations for the Nine Months ended September 30, 2006

(19)	The pro forma statement of operations for the nine months ended September 30, 2006, reflects the sale of the construction division assets as though the sale had occurred at the beginning of the period. Accordingly, the revenues and costs associated with those assets have been adjusted for the nine month period.

Pro Forma Balance Sheet at September 30, 2006

(20)	The Company sold its construction division assets for $5,288,000. $525,000 was deposited by the buyer into escrow, which was payable at closing with an additional $4,238,000. The remaining $525,000 is payable in the form of a promissory note payable 120 days from closing, subject to the buyer’s right to set-off certain losses or expenses against any unpaid purchase price. The Company’s balance sheet as of September 30, 2006, has been adjusted on a pro forma basis to show the receipt of these funds and notes.

(21)	In the absence of the construction division assets, the Company would not have been engaged in construction contracts and would not have incurred the costs in excess of billings, billings in excess of costs and accrued loss on a related party contract. Therefore, these items have been adjusted in the pro forma balance sheet against accounts receivable billed.

(22)	The pro forma balance sheet has been adjusted to remove the construction division assets, with the exception of certain assets held for sale and certain assets which were not included in the transaction with Tiger Oil.

(23)	Retained earnings have been adjusted to reflect the cumulative effect on retained earnings as a result of the above adjustments.